Exhibit 10.2

RELEASE AND WAIVER OF CLAIMS

David G. Côté (“Executive”) hereby furnishes Symmetricom, Inc. (the “Company”) with the following release and waiver of claims (the “Release”) in exchange for the benefits to be provided to Executive in connection with the termination of his employment with the Company effective as of April 29, 2013 (the “Termination Date”) pursuant to paragraph 5 hereof, which Executive hereby acknowledges and agrees shall be in full satisfaction of any Company obligations under paragraph 6 of that certain Employment Offer Letter between Executive and the Company dated July 17, 2009 (the “Letter Agreement”):

1. General Release. In exchange for the severance payments and benefits provided pursuant to paragraph 5 hereof, Executive releases and forever discharges the Company and each of its subsidiaries, affiliates, officers, directors, employees, and agents and all of their predecessors and successors (“Releasees”) from any and all claims that legally can be released that Executive may have against the Releasees, whether known or unknown, arising out of Executive’s employment with the Company or the termination of that employment. Executive acknowledges and agrees that the payments referenced in paragraph 5 herein constitute adequate and valuable consideration, in and of themselves, for the Release. This waiver and release of claims is full and complete, and includes, without limitation, any claim of constructive discharge, harassment, or wrongful termination, any claims under Title VII of the 1964 Civil Rights Act, the Americans With Disabilities Act, the Age Discrimination in Employment Act, the Family and Medical Leave Act, the California Fair Employment and Housing Act, the California Family Rights Act, the Employee Retirement Income Security Act, the state and federal Worker Adjustment Retraining and Notification Acts, or any other applicable federal, state, or local law, rule, regulation or order, claims for breach of contract or covenant, whether express or implied, negligent or intentional infliction of emotional distress, misrepresentation, fraud, breach of statute or public policy, defamation, or any claims alleging tort or other wrongful conduct under common law, as well as any claim for additional compensation in any form, including salary, bonus or incentive compensation, sick leave benefits, vacation benefits, compensatory time, severance pay, or otherwise and all other claims of any kind arising out of my employment, including claims for attorney’s fees and costs. The matters that are the subject of the release referred to in this Section shall be referred to collectively as the “Released Matters”.

Notwithstanding the foregoing, Executive does not release the following claims and rights: (a) any claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law; (b) Executive’s right, if any, to indemnity pursuant to the California Labor Code or other applicable law, the Company’s bylaws or any indemnification agreement between you and the Company; or (c) any other claims determined by law to be non-waivable.

2. Acknowledgements Related to ADEA. Executive understands and acknowledges that:

(a) This Release constitutes a voluntary waiver of any and all rights and claims he has against the Company as of the date of the execution of this Release, including rights or claims arising under the federal Age Discrimination in Employment Act, 29 U.S.C. 621, et seq.

(b) He has waived rights or claims pursuant to this Release and in exchange for consideration, the value of which exceeds payment or remuneration to which Executive was already entitled.

(c) He is hereby advised that he may consult with an attorney of his choosing concerning this Release prior to executing it.

(d) He has been afforded a period of at least twenty one (21) days to consider the terms of this Release, and in the event he should decide to execute this Release in fewer than twenty one (21) days, he has done so with the express understanding that he has been given and declined the opportunity to consider this Release for a full twenty one (21) days, and waives the balance of the twenty-one (21) day period.

(e) He may revoke this Release at any time during the seven (7) days following the date of execution hereof by providing written notice to an authorized representative of the Company, and this Release shall not become effective or enforceable until such revocation period has expired. Executive understands that if he revokes this Release, he shall not be entitled to any of the benefits provided under paragraph 5 herein or any severance benefits provided under the Letter Agreement.

3. California Section 1542 Waiver. Executive acknowledges that he has read the provisions of California Civil Code Section 1542, which provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known to him or her must have materially affected his or her settlement with the debtor.

and that he expressly waives, relinquishes and forfeits all rights and benefits accorded by the provisions of California Civil Code Section 1542 with respect to the Released Matters.

4. Executive Representations. Executive warrants and represents that (a) he has not initiated any adversarial proceedings of any kind against the Company or any other Releasee, (b) he has been paid all compensation, wages, bonuses, commissions, and/or benefits to which he may be entitled and no other compensation, wages, bonuses, commissions and/or benefits are due to him, except as described in the Letter Agreement, and (c) he has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act or the California Family Rights Act.

5. Severance Benefits. The Company shall pay Executive a cash amount equal to twelve months of his base salary at the rate in effect immediately prior to the Termination Date in two installments: (i) one-half of such amount shall be paid promptly (and in any event within

15 days) following the date this Release is no longer subject to revocation, and (ii) one-half of such amount shall be paid on or after January 2, 2014 and prior to January 15, 2014. In addition, for the twelve (12) month period immediately following the Termination Date, in the event Executive timely elects COBRA coverage, the Company shall directly pay, or, if deemed necessary or appropriate by the Company, reimburse the COBRA premiums for Executive and his covered dependents for the period of time commencing on the Termination Date and ending on the earlier of the first anniversary of the Termination Date or the date Executive and/or his dependents are no longer eligible for COBRA coverage. All payments hereunder shall be subject to applicable deductions and withholdings. In addition, effective as of the date this Release is no longer subject to revocation, each option to purchase Company common stock that is held by Executive that is vested and exercisable as of the Termination Date, shall remain exercisable by Executive until the first anniversary of the Termination Date (unless earlier terminated pursuant to the terms of the plan under which it was granted pursuant to a change in control of the Company). Each unvested stock option held by Executive shall terminate as of the Termination Date.

6. No Solicitation. Executive acknowledges and agrees that the Company has invested substantial time and effort in assembling its staff. Accordingly, Executive agrees and covenants that, for a period of twelve months following the termination of his employment with the Company, Executive will not, directly or indirectly, attempt to recruit, induce or solicit any employee to leave his/her employment with the Company. This agreement is given in consideration of, and as an express condition to, the severance payments and benefits provided for in paragraph 5 of this Release.

7. Resignation. Executive hereby resigns from all offices and directorships held in the Company and its subsidiaries (including but not limited to membership on the board of directors of the Company), effective immediately.

8. No Assignment. Executive warrants and represents that no portion of any of the Released Matters, and no portion of any recovery or settlement to which Executive might be entitled, has been assigned or transferred to any other person, firm or corporation, in any manner, including by way of subrogation or operation of law or otherwise. If any claim, action, demand or suit should be made or instituted against the Company because of any such purported assignment, subrogation or transfer, Executive agrees to indemnify and hold harmless the Company against such claim, action, suit or demand, including necessary expenses of investigation, attorneys’ fees and costs.

9. Employee Confidentiality Agreement. Nothing in this Release will supersede the provisions of the employee confidentiality and propriety information agreement signed by Executive upon his commencement of employment, or modify the undertakings of Executive contained therein or in any similar standard form of Company employee agreements signed by him.

/s/ David G. Côté
David G. Côté

Date:	April 30, 2013

The Company acknowledges and agrees to the undertakings set forth in paragraph 5 of this Release.

SYMMETRICOM, INC.

By:	/s/ William H. Minor
William H. Minor
Vice President, Human Resources

Date:	April 30, 2013

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